Exhibit 99.1

Zix Corporation CEO Provides Corporate Update for Third Quarter 2009
Current estimates have the Company expecting to achieve its guidance
DALLAS — October 8, 2009 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and payor-sponsored e-prescribing, today offered a corporate update by its chief executive officer, Rick Spurr.
“The third quarter was another solid quarter for ZixCorp and we are on target to report within the range of our previously-issued guidance,” said Spurr. “Preliminary estimates are that we should meet our revenue guidance of $7.5 to $7.8 million and our guidance for adjusted earnings per share (which excludes non-cash stock-based compensation, non-recurring items, and uses an effective tax rate of less than 1 percent) of $0.00 to $0.01 per share. If these preliminary estimates hold true in the final numbers for the quarter, each would represent a record result for ZixCorp.”
“In our Email Encryption business, ZixCorp delivered $6.5 million in total orders in the third quarter which is traditionally our slowest quarter of the year in our Email business. This included $1.3 million in new first-year orders, a 13 percent increase over the 2008 third quarter,” continued Spurr. “We saw continued success in both healthcare and financial services, demonstrating the strength of our Software as a Service (SaaS) solution. With a strong renewal rate of 91 percent and several competitive win-backs during the quarter, we remain well-positioned for future success in this business by capitalizing on our recognized leadership position in the industry.”
About the Company’s e-Prescribing business, Spurr said, “As we continue our review of strategic alternatives for our e-Prescribing service, we remain committed to operating on a business-as-usual basis with respect to executing our existing contracts and providing quality services to our customers. Our PocketScript business achieved our e-Prescribing deployment guidance for the third quarter with approximately 210 new deployments. Also, in the third quarter, which historically shows some drop-off with many physicians taking vacations over the summer months, we processed over 2.3 million scripts, an increase of approximately 16 percent compared with the third quarter in 2008.”
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

ZixCorp to Announce Third Quarter 2009 Results on October 27
The Company’s third quarter 2009 operating results will be released after close of the U.S. financial markets on October 27, 2009. A conference call will be held to discuss this information on October 27 at 5:00 p.m. ET.
A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-213-8058 or toll-free 866-578-5801 and entering access code 34628571. An audio replay of the conference will be available until November 3, by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 38605390, and after that date via Webcast from the Company’s Web site.
About Zix Corporation
Zix Corporation (ZixCorp®) is the leading provider of hosted email encryption and payor sponsored e-prescribing services. ZixCorp’s email encryption services provide an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. ZixCorp offers the simplicity of Software as a Service with the convenience of customizable encryption policies. ZixCorp operates the largest email encryption directory in the world enabling seamless and secure communication among communities of interest. ZixCorp’s directory connects over 17 million members and includes over 20 state banking regulators, over 1,000 financial institutions, over 1,000 hospitals and over 30 Blue Cross Blue Shield organizations. ZixCorp’s PocketScript® e-prescribing service reduces costs and improves patient care by automating the prescription process between payers, doctors, and pharmacies. For more information, visit www.zixcorp.com.
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Many of the foregoing statements by Mr. Spurr are forward-looking statements, not a guarantee of future performance, and involve substantial risks and uncertainties. Actual results may differ materially from those projected in these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the fact that the preliminary financial results included in this press release could be subject to change based on adjustments that are deemed appropriate by the Company during the process of finalizing its quarterly financial statements; the Company’s continued operating losses and its PocketScript e-Prescribing service’s use of cash resources; the Company’s ability to achieve broad market acceptance for the Company’s products and services, including the Company’s ability to enter into new or expand existing sponsorship agreements for its PocketScript e-Prescribing business and the Company’s ability to continue realizing acceptance of its Email Encryption business in its core markets of healthcare and financial and to achieve market acceptance of its Email Encryption business in other markets; the
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

Company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written or value added services for its payor customers from its PocketScript e-Prescribing business; the Company’s ability to establish and maintain strategic and OEM relationships to gain customers and grow revenues, particularly in its Email Encryption business; the expected increase in competition in the Company’s Email Encryption and e-Prescribing businesses; the Company’s ability to successfully and timely introduce new Email Encryption and e-Prescribing products and services or related products and services and implement technological changes; and whether the Company will enter into a strategic transaction with respect to its e-Prescribing business and the effects of any such transaction on the Company and its stockholders. Further details pertaining to such risks and uncertainties may be found in the Company’s public filings with the SEC. The Company does not intend, and undertakes no obligation, to update or revise any forward-looking statement, except as required by federal securities regulations.
SOURCE: Zix Corporation
ZixCorp Contacts:
Public Relations: Geoff Bibby (214) 370-2241, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com